Exhibit 21.1

SUBSIDIARIES OF ARIAD PHARMACEUTICALS, INC.

Subsidiary	Jurisdiction of Organization	% Owned

ARIAD Pharma S.A.	Greece	100%

ARIAD Pharma Ltd.	United Kingdom	100%

ARIAD Securities Corporation	Massachusetts, United States	100%

ARIAD Pharmaceuticals (Cayman) Inc.	Cayman Islands	100%

ARIAD Pharmaceuticals (Cayman) LP	Cayman Islands	99.9	%*

ARIAD Pharmaceuticals (Luxembourg) Sàrl	Luxembourg	100	%**

ARIAD Pharmaceuticals (Europe) Sàrl	Switzerland	100	%***

ARIAD Pharmaceuticals (France) Sàrl	France	100	%***

ARIAD Pharmaceuticals (Germany) GmbH	Germany	100	%***

ARIAD Pharma (UK) Ltd	United Kingdom	100	%***

ARIAD Pharmaceuticals (Italia) SRL	Italy	100	%***

ARIAD Pharmaceuticals (Spain) SL	Spain	100	%***

*	The remaining 0.1% of ARIAD Pharmaceuticals (Cayman) LP is owned by ARIAD Pharmaceuticals, Inc.
**	ARIAD Pharmaceuticals (Luxembourg) Sàrl is owned 100% by ARIAD Pharmaceuticals (Cayman) LP.
***	These subsidiaries are owned 100% by ARIAD Pharmaceuticals (Luxembourg) Sàrl.